Exhibit 2.1

GLOBAL CANCER TECHNOLOGY, LLC

PLAN OF CONVERSION

Global Cancer Technology LLC hereby adopts this Plan of Conversion effective as of January __, 2017 (the "Plan"). The Plan provides for the conversion of Global Cancer Technology LLC, a Texas limited liability company, into Global Cancer Technology, Inc., a Nevada corporation, pursuant to Article 10.101 of the Texas Business Organization Code (the "Code").

The conversion shall occur upon the following terms:

1. Name. The names of the converting entity and the converted entity are as follows:

Converting Entity: Global Cancer Technology LLC

Converted Entity: Global Cancer Technology, Inc.

2. Continued Existence. The Converting Entity is continuing its existence in the organizational form of the Converted Entity.

3. Nevada Corporation. The Converted Entity will be a corporation incorporated under the laws of the State of Nevada.

4. Conversion of Membership Interests. Each outstanding membership share/unit of the Converting Entity shall, by virtue of the conversion without any action on the part of the holders thereof, be converted into one share of common stock of the Converted Entity.

Upon presentation of certificates evidencing the membership shares/units of the Converting Entity, duly endorsed, the Converted Entity shall issue certificates for shares of common stock of the Converted Entity to the former members of the Converting Entity.

5. Articles of Incorporation of Converted Entity. The Articles of Incorporation of the Converted Entity shall be the Articles of Incorporation attached hereto as Exhibit 1.

6. Effect of Conversion. The conversion shall have the effects set forth in Article 10.101 of the Code. The established offices of the Converting Entity shall continue as the offices of the Converted Entity. The sole director of the Converted Entity shall be John Clark. John Clark shall be the President, Treasurer and Secretary of the Converted Entity.

7. Member Approval. The Plan shall be submitted to the members of the Converting Entity for approval as promptly as practicable. Upon approval of the members, the Plan shall be made effective as promptly as practicable.

Global Cancer Technology LLC

By: /s/ John Clark
John Clark, Manager

John Clark, Manager